Exhibit 99.1

Contact:
Barbara Lindheim
GendeLLindheim BioCom Partners
info@peregrineinc.com
(212) 918-4650

PEREGRINE PHARMACEUTICALS REPORTS FINANCIAL RESULTS FOR THE
THIRD QUARTER FISCAL YEAR 2010

—Phase II Data from Three Bavituximab Oncology Trials Expected in First Half 2010—
—Additional Phase II Clinical Trials to Begin in Mid 2010—
—Total Revenues Increased 45% from Prior Year Quarter to $9.9 Million—

TUSTIN, Calif., March 11, 2010 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), a clinical-stage biopharmaceutical company developing innovative monoclonal antibodies for the treatment of cancer and serious viral infections, today announced financial results for the third quarter of fiscal year (FY) 2010 ended January 31, 2010.  The company also provided an update on its clinical programs and corporate developments.

“During the quarter, we made important progress in advancing our Phase II clinical development programs to reach significant milestones over the coming year,” said Steven W. King, president and CEO of Peregrine.  “We completed patient treatment in our three Phase II cancer clinical trials with our lead product candidate bavituximab and are planning to report additional data in the first half of this year.  We also expanded our ongoing Phase II Cotara® brain cancer clinical trial into the U.S. and began treating additional patients with this novel therapeutic approach.  By mid-year, we expect to begin enrolling patients in two new bavituximab Phase II clinical trials in front-line and refractory non-small cell lung cancer as our lead indications.  By executing our clinical trials and expanding Avid’s commercial business and new initiatives, we believe we have multiple opportunities to reach our product commercialization goals.”

Total revenues for the third quarter of FY 2010 increased 45% to $9,877,000, compared to $6,826,000 for the same quarter of the prior fiscal year.  This was attributable to an increase in government contract revenue for services provided under Peregrine’s contract with the U.S. Defense Threat Reduction Agency for the Transformational Medical Technologies Initiative (TMTI).  Avid Bioservices, the company’s wholly owned cGMP manufacturing subsidiary, provided the majority of the services under the government contract during the quarter.  Contract manufacturing revenue provided to third party customers of Avid was $2,945,000 for the third quarter of FY 2010, compared to $5,778,000 for the comparable prior year quarter, a decrease of 49%.  This decrease was attributable to a shift in Avid’s source of revenue from third party clients to the TMTI government contract.

For the first nine months of FY 2010, total revenues increased 129% to $23,523,000, compared to $10,284,000 for the same period of the prior fiscal year.  For the first nine months of FY 2010, contract manufacturing revenue provided to third-party clients increased 30% to $10,323,000, compared to $7,954,000 for the same period of the prior fiscal year.

Total costs and expenses in the third quarter of FY 2010 were $11,194,000, compared to $10,060,000 in the third quarter of FY 2009, an increase of 11% primarily due to higher research and development expenses to advance Peregrine’s clinical programs for bavituximab and Cotara combined with increased costs incurred to advance the company’s anti-viral research efforts under its government contract.  For the first nine months of FY 2010, total costs and expenses were $29,567,000, compared to $23,228,000 for the same period of the prior fiscal year, an increase of 27%.

Research and development expenses were $7,322,000 for the third quarter of FY 2010, compared to $4,465,000 for the third quarter of FY 2009, an increase of 64%.  For the nine months of FY 2010, research and development expenses were $17,528,000, compared to $12,834,000 for the same period of the prior fiscal year, an increase of 37%.

Peregrine’s consolidated net loss decreased 54% to $1,538,000, or $0.03 per share, in the third quarter of FY 2010, compared to a net loss of $3,332,000, or $0.07 per share, for the same quarter of the prior year.  For the first nine months of FY 2010, net loss was $6,753,000, or $0.14 per share, a 48% decrease from the net loss of $12,915,000, or $0.29 per share, for the same period of the prior fiscal year.

At January 31, 2010, the company had $16,837,000 in cash and cash equivalents, compared to $13,599,000 at October 31, 2009 and $10,018,000 at fiscal year-end April 30, 2009.

“As we invest in our clinical programs, we continue to achieve solid financial and operational performance,” commented Paul J. Lytle, Peregrine’s chief financial officer.  “Our record revenues, decreased net loss and increased cash position this quarter are consistent with our strategy of managing our financial resources to support the development of our clinical-stage products as we move toward potential commercialization.”

Clinical Program Highlights

Bavituximab Oncology Program
Peregrine has completed the combination treatment period in its three Phase II bavituximab clinical trials for breast cancer and non-small cell lung cancer (NSCLC) and expects to report additional data in the first half of 2010.  In addition, the company will present final data from a Phase I clinical trial of bavituximab in solid tumors at the American Association for Cancer Research (AACR) Annual Meeting, held April 17 – 21, 2010.  For more information on this meeting, please visit www.aacr.org.  In mid-year 2010, Peregrine plans to initiate two new Phase II clinical trials for bavituximab in NSCLC.

Bavituximab Anti-Viral Program
In the first half of 2010, Peregrine expects to report additional preclinical data from its ongoing bavituximab anti-viral program.

Cotara Brain Cancer Program
Peregrine has expanded its Phase II Cotara brain cancer program into the U.S. and has initiated treatment in additional patients.  The company expects to complete enrollment in a 40-patient Phase II trial during 2010.  Recently reported data from the Cotara program include:
▪
Publication of long-term follow up data from a prior trial showing 7 of 28 (25%) of patients with glioblastoma multiforme (GBM), the deadliest form of brain cancer, survived more than one year after treatment.  Five years after treatment, 3 of 28 (10.7%) have survived, including 2 patients who have survived more than 9 years.  These data compare favorably to the 5-year survival rate of 3.4% reported by the U.S. Brain Tumor Registry.  These data were published in the journal Current Cancer Therapy Review by investigators at the Huntsman Cancer Institute at the University of Utah Medical Center and researchers at Peregrine.

Avid Bioservices
Avid is presenting additional data on its manufacturing successes achieved with its disposable, versus traditional, 1000 liter (1000L) bioreactor systems at the Thermo Scientific BioProduction Optimization Workshop on March 16, 2010 in San Francisco.  The company’s presentation will include cell culture performance from the completion of 1000 liter manufacturing production runs of bavituximab and other antibody projects, highlighting the comparability between Avid’s 1000L single-use bioreactor system and traditional 1000L stainless steel bioreactor systems.

Corporate Developments
Peregrine recently announced that Marvin R. Garovoy, M.D. has joined the company as head of clinical science.  With extensive industry experience, Dr. Garovoy will be responsible for establishing and supervising an Investigator-Sponsored Trials (IST) program, assisting with clinical trial design, and expanding scientific outreach.

Investor Conferences
Peregrine will present at the ROTH 22nd Annual OC Growth Stock Conference on Wednesday, March 17, 2010 at 12:30 pm PDT.  For more information about this conference, please visit: http://www.roth.com/main/Page.aspx?PageID=7226.

A live and archived webcast of the company's presentation will be available on the Investors section of Peregrine's website at www.peregrineinc.com.

Conference Call
The company will host a conference call today, March 11, 2010 at 11:30 a.m. EST (8:30 a.m. PST) to discuss its third quarter FY 2010 financial results.  To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.peregrineinc.com.  The webcast will be archived on Peregrine's website for approximately 30 days.

To listen to the conference call via telephone, please call the following number approximately 10 minutes prior to the scheduled start time and request to join the Peregrine Pharmaceuticals call: (800) 860-2442.  A telephonic replay of the conference call will be available starting approximately one hour after the conclusion of the call through March 18, 2010 by calling (877) 344-7529, passcode 431883#.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing three separate clinical programs in cancer and hepatitis C virus infection with its lead product candidates bavituximab and Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to the risk that the company may experience delays in clinical trial patient enrollment, the results of future clinical trials may not correlate with the results from prior clinical and preclinical studies, the risk that the company may not commercialize a product, the risk that Avid’s revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, the risk that one or more existing Avid customers terminates its contract prior to completion, the risk that the company does not receive all of its funding under the TMTI contract, the risk that future protocol submissions may not be approved and the risk that the company may not be able to monetize any of its assets. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2009 and the quarterly report on Form 10-Q for the quarter ended January 31, 2010. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

-financial tables to follow-

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	JANUARY 31, 2010	APRIL 30, 2009
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$16,837,000	$10,018,000
Trade and other receivables, net	1,399,000	1,770,000
Government contract receivables	1,379,000	1,944,000
Inventories, net	3,861,000	4,707,000
Debt issuance costs, current portion	148,000	229,000
Prepaid expenses and other current assets	1,123,000	1,466,000

Total current assets	24,747,000	20,134,000

PROPERTY:
Leasehold improvements	697,000	675,000
Laboratory equipment	4,111,000	4,180,000
Furniture, fixtures and office equipment	917,000	902,000

	5,725,000	5,757,000
Less accumulated depreciation and amortization	(4,256,000)	(4,076,000)

Property, net	1,469,000	1,681,000

OTHER ASSETS:
Debt issuance costs, less current portion	41,000	142,000
Other assets	1,265,000	1,170,000

Total other assets	1,306,000	1,312,000

TOTAL ASSETS	$27,522,000	$23,127,000

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	JANUARY 31, 2010	APRIL 30, 2009
	Unaudited
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,578,000	$3,518,000
Accrued clinical trial site fees	550,000	955,000
Accrued legal and accounting fees	168,000	667,000
Accrued royalties and license fees	111,000	182,000
Accrued payroll and related costs	1,711,000	1,580,000
Notes payable, current portion and net of discount	1,870,000	1,465,000
Deferred revenue	3,052,000	3,776,000
Deferred government contract revenue	76,000	3,871,000
Customer deposits	2,236,000	2,287,000
Other current liabilities	512,000	563,000

Total current liabilities	12,864,000	18,864,000

Notes payable, less current portion and net of discount	1,797,000	3,208,000
Other long-term liabilities	214,000	154,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock-$0.001 par value; authorized 5,000,000 shares; non-voting; none issued	-	-
Common stock-$0.001 par value; authorized 325,000,000 shares; outstanding – 50,903,404 and 45,537,711, respectively	51,000	227,000
Additional paid-in capital	266,709,000	248,034,000
Accumulated deficit	(254,113,000)	(247,360,000)

Total stockholders' equity	12,647,000	901,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$27,522,000	$23,127,000

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$2,945,000	$5,778,000	$10,323,000	$7,954,000
Government contract revenue	6,854,000	1,048,000	13,035,000	2,330,000
License revenue	78,000	-	165,000	-
Total revenues	9,877,000	6,826,000	23,523,000	10,284,000

COSTS AND EXPENSES:
Cost of contract manufacturing	1,874,000	4,106,000	6,487,000	5,672,000
Research and development	7,322,000	4,465,000	17,528,000	12,834,000
Selling, general and administrative	1,998,000	1,489,000	5,552,000	4,722,000
Total costs and expenses	11,194,000	10,060,000	29,567,000	23,228,000

LOSS FROM OPERATIONS	(1,317,000)	(3,234,000)	(6,044,000)	(12,944,000)

OTHER INCOME (EXPENSE):
Interest and other income	22,000	37,000	96,000	165,000
Interest and other expense	(243,000)	(135,000)	(805,000)	(136,000)
NET LOSS	$(1,538,000)	$(3,332,000)	$(6,753,000)	$(12,915,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	49,532,869	45,242,124	48,163,121	45,242,124

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.03)	$(0.07)	$(0.14)	$(0.29)

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